UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) May 27, 2009
FIRSTMERIT CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	0-10161	34-1339938

(State or other jurisdiction	(Commission	( IRS Employer
of incorporation)	File Number)	Identification No.)

III Cascade Plaza, 7th Floor Akron, Ohio	44308

(Address of principal executive offices)	(Zip Code)
(330) 996-6300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On May 27, 2009, FirstMerit Corporation (the “Company”) entered into a Warrant Repurchase Letter Agreement (the “Repurchase Agreement”) with the United States Department of the Treasury ( the “Treasury”) to repurchase a warrant to purchase 952,260 shares of the Company’s common stock, without par value, that was issued to the Treasury on January 9, 2009 (the “Warrant”) in connection with the Company’s sale to the Treasury of 125,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Shares”), each without par value and having a liquidation preference of $1,000 per share, for $125.0 million as part of the Treasury’s Capital Purchase Program. Pursuant to the terms of the Repurchase Agreement, the Company repurchased the Warrant for a purchase price of $5,025,000. The Company previously repurchased all of the Series A Preferred Shares on April 22, 2009 for $126,163,194, which included all accrued and unpaid dividends. As a result of the Warrant repurchase, the Company has repurchased all securities issued to the Treasury under the Capital Purchase Program. A copy of the Repurchase Agreement is attached as Exhibit 10.1 hereto and is incorporated by reference herein.
ITEM 8.01 OTHER EVENTS.
     On May 27, 2009, the Company issued a press release announcing the repurchase transaction described above under “ITEM 1.01 – ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.” A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.

Exhibit
Number	Description

10.1	Warrant Repurchase Letter Agreement, dated May 27, 2009, between FirstMerit Corporation and the United States Department of the Treasury.

99.1	Press Release, dated May 27, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FirstMerit Corporation
By:	/s/ Terrence E. Bichsel
Terrence E. Bichsel
Executive Vice President and Chief Financial Officer

Date: May 27, 2009